Exhibit 99.1

AtheroGenics Prices Private Offering of Convertible Notes

ATLANTA, GA – January 7, 2005 –AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced the pricing of $175 million aggregate principal amount of its Convertible Notes due 2012 in a private placement to qualified institutional buyers, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The notes will bear interest at a rate of 1.5% per annum and be convertible into shares of AtheroGenics’ common stock at an initial conversion rate of 38.5802 shares of common stock per $1,000 principal amount of notes, subject to adjustment (equivalent to a conversion price of approximately $25.92 per share and a conversion premium of approximately 35% to the last reported sale price of $19.20 per share on January 6, 2005). AtheroGenics may not redeem any of the notes prior to maturity. Upon the occurrence of certain designated events prior to the maturity of the notes, subject to specified exceptions, investors will have the right to require AtheroGenics to redeem the notes. AtheroGenics has granted the initial purchasers of the notes an option to purchase up to an additional $25 million.

AtheroGenics expects to use the proceeds of the offering to fund the ongoing costs of the ARISE trial of AGI-1067 and other research and development activities, including clinical trials, process development and manufacturing support, and for general corporate purposes, including working capital.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future, including, without limitation, statements regarding the intended use of proceeds from the sale of the notes, the expected closing date for the offering and all other statements that are not purely historical, are deemed to be forward-looking statements. Words such as “believes,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain important factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements, including, without limitation, whether the Company will be able to complete the offering successfully, general market conditions, and the other risks discussed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.